Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

CERO THERAPEUTICS HOLDINGS, INC.,

as Seller,

and

SRX GLOBAL, INC.,

as Buyer

Dated as of October 6, 2026

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 6, 2026, is made by and among CERo Therapeutics Holdings, Inc., a Delaware corporation (“Seller”), and SRX Global Inc., a Delaware corporation formerly known as SRX Health Solutions, Inc. (the “Buyer” or “SRX”). Seller and Buyer are referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock (the “Shares”) of CERo Therapeutics, Inc., a Delaware corporation and wholly-owned subsidiary of Seller (the “Company”), a clinical-stage biopharmaceutical company whose lead product candidate is CER-1236;

WHEREAS, Buyer has acquired certain outstanding notes and loans of Seller held by third parties in an aggregate original principal amount of $2,812,000.00 (collectively, the “CERo Acquired Debt”);

WHEREAS, Seller has issued to Buyer that certain Consolidated Senior Secured Promissory Note dated as of August 27, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Secured Note”), whereby, among other things, the CERo Acquired Debt and the Existing SRX Debt has been consolidated with additional borrowings of up to $6,000,000 to be made available to Seller from Buyer, for an aggregate principal loan amount of up to $11,666,108.77 (the “SRX Loan”); the repayment of which is secured by, among other things, (a) a Lien on the assets of the Company pursuant to a Security Agreement dated as of August 27, 2026 (“Security Agreement”) between Seller and Buyer and (b) a pledge of the Shares pursuant to that certain Pledge Agreement, dated as of August 27, 2026, between Seller and Buyer (the “Pledge Agreement”) whereby Seller pledged all of its ownership and interest in the Shares;

WHEREAS, Seller has applied, and will apply, the proceeds of the SRX Loan to, among other things, fund the working capital needs of Seller and the Company and to repay certain other indebtedness of Seller and the Company in accordance with the terms of the Secured Note;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares in exchange for the Consideration described herein, consisting of shares of SRX Common Stock and the forgiveness of all obligations of Seller under, and cancellation of, the Secured Note;

WHEREAS, the board of directors of Seller (the “Seller Board”), acting upon the unanimous recommendation of a special committee of the Seller Board comprised solely of independent and disinterested directors (the “Special Committee”), and subject to any Superior Proposal (as defined below), has unanimously (a) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, fair to and in the best interests of Seller and its stakeholders, (b) determined that the Consideration (as defined in Section 2.03 below) constitutes reasonably equivalent value and fair consideration in exchange for the Shares, (c) approved the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents and the consummation of the Transactions, and (d) authorized the sale of the Shares, which constitute collateral pledged to Buyer pursuant to the Pledge Agreement, in accordance with Section 272 of the DGCL;

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WHEREAS, the Parties desire that Seller have the right, during the Go-Shop Period and on the terms set forth herein, to solicit and consider alternative Acquisition Proposals (as defined below) with respect to the Company;

WHEREAS, concurrently with the Closing, certain members of the Company’s management team will enter into employment agreements and other related agreements with Buyer, the Company or its designee; and

WHEREAS, the Parties intend that the transfer of the Shares and the delivery of the Consideration be, and the same shall constitute, a substantially contemporaneous exchange for new and reasonably equivalent value.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.01 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms that, taken as a whole, are not materially less favorable to Seller than those contained in the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement need not contain any standstill or similar provision.

“Acquisition Proposal” means any inquiry, indication of interest, proposal or offer from any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Buyer or its Affiliates, relating to (a) any direct or indirect acquisition (whether by merger, consolidation, share exchange, business combination, recapitalization, purchase or otherwise) of (i) all of the Shares and other equity securities of the Company or (ii) all of substantially all of the assets of the consolidated assets of the Company, or (b) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving the Company, provided, however, that no such inquiry, indication of interest, proposal or offer shall constitute an Acquisition Proposal unless it contemplates the repayment in full, at or prior to the consummation of such transaction, of all of Seller’s obligations under the Secured Note and other security documents entered into in connection therewith, the release of all related Liens on the Company’s assets and the Shares and payment to Buyer of an amount equal to the applicable Termination Fee hereunder; provided, further, that in no event shall any of the following constitute an Acquisition Proposal: (x) the Transactions, (y) the Settlement Agreements or any issuance of Settlement Equity, or (z) the SRX Loan, the SRX Loan Documents or the transactions contemplated thereby.

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“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, where “control” (and correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the SRX Loan Documents, the Assumption Agreement, the Registration Rights Agreement, the certificates delivered pursuant to Section 2.5 and each other agreement, document or instrument contemplated by this Agreement to be executed and delivered in connection with the Transactions.

“Assumed Obligations” means the liabilities and obligations of Seller and the Company assumed by Buyer as of the Closing Date, as described on Schedule 2.02.

“Assumption Agreement” means an assumption agreement pursuant to which Buyer will assume the Assumed Obligations as of the Closing, in form and substance reasonably satisfactory to Seller and Buyer.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or authorized by Law to be closed.

“Buyer Party” means the Buyer or any assignee of this Agreement from Buyer in accordance with Section 8.02.

“Change of Recommendation” has the meaning has the meaning ascribed to such term in Section 5.02 (h).

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Creditor Obligations” means those Creditor Indebtedness not constituting Assumed Obligations.

“Company Guaranty” means the Guaranty Agreement dated as of August 27, 2026, by the Company in favor or Buyer, whereby the Company guaranteed payment of the Secured Note.

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“Company Material Adverse Effect” means any event, change, occurrence, circumstance, condition, development or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial or otherwise) of the Company, taken as a whole, or (b) the ability of Seller to consummate the Transactions; provided, however, that, in the case of clause (a), no Effect arising from or related to any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general business, economic or political conditions in the United States or elsewhere, or conditions in the financial, banking, credit, capital or securities markets generally (including changes in interest or exchange rates); (ii) any national or international political or social conditions, hostilities, acts of war, sabotage, cyberattack or terrorism, or any epidemic, pandemic, natural disaster or other force majeure event, or any escalation or worsening of any of the foregoing; (iii) changes or proposed changes in applicable Law or GAAP, or in the enforcement or interpretation thereof, occurring after the date of this Agreement; (iv) any Effect generally affecting the industries or markets in which the Company operates, including the biopharmaceutical industry generally; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with employees, licensors, collaborators, vendors, suppliers or other third parties; (vi) any action taken or omitted to be taken at the written request, or with the written consent, of Buyer or SRX, or any action expressly required or expressly permitted by this Agreement or any Ancillary Document (including the negotiation, execution and performance of the Settlement Agreements and the conduct of the go-shop process contemplated by Section 5.2); (vii) any failure of the Company to meet any internal or published budgets, projections, forecasts or predictions (provided, that the underlying causes of any such failure may be taken into account to the extent not otherwise excluded by this definition); (viii) the financial condition, liquidity position or level of Indebtedness of Seller or the Company existing as of the date of this Agreement, including the Creditor Indebtedness, any default under, acceleration of, or demand, collection or enforcement action in respect of any such Indebtedness, or the status or outcome of negotiations with Creditors, in each case to the extent arising out of matters disclosed in the Disclosure Schedules or the Seller SEC Reports; or (ix) any resignation, termination, departure or other change in the officers, employees or other personnel of Seller or the Company, it being agreed that changes in personnel shall not, in and of themselves, constitute a Company Material Adverse Effect; provided, further, that any Effect referred to in clause (i), (ii), (iii) or (iv) may be taken into account to the extent such Effect has a materially disproportionate adverse effect on the Company relative to other participants in the industries in which the Company operates (in which case only the incremental disproportionate impact may be so taken into account).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 1, 2026, between Buyer and Seller.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to any Governmental Entity or other Person.

“Consideration” has the meaning set forth in Section 2.03.

“Contract” means any legally binding agreement, contract, license, lease, obligation, undertaking or other commitment, whether written or oral.

“Creditor Indebtedness” means the accounts payable, accrued liabilities, notes, deferred compensation and other obligations owed by Seller or the Company to the Creditors, in the approximate amounts set forth on Schedule 3.15(a).

“Creditors” means the service providers, trade creditors, professional advisors, landlords, current and former officers and directors (in respect of deferred or accrued amounts) and other creditors of Seller and the Company set forth on Schedule 1.1(a).

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“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials.

“Employment Agreements” means the employment agreements to be entered into at the Closing between Buyer (or, at Buyer’s election, the Company or its designee) and each of the Key Employees containing terms reasonably satisfactory to Buyer and each such Key Employee and which will include customary confidentiality, assignment-of-inventions, non-competition and other restrictive covenant provisions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing SRX Debt” means that all of the outstanding principal, accrued and unpaid interest and other obligations owing by Seller to SRX pursuant to that certain Third Amended and Restated Convertible Grid Promissory Note dated May 28, 2026 in the original principal amount of up to $2,794,000.00.

“Fraud” means actual and intentional common law fraud under Delaware law committed by a Party in the making of the representations and warranties expressly set forth in Article III or Article IV, as applicable, with the actual knowledge (as opposed to imputed or constructive knowledge) of such Party that such representation or warranty was false when made, and made with the intent that the other Party rely thereon to its detriment; provided, that “Fraud” shall not include constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or any claim based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Go-Shop End Date” has the meaning ascribed to such term in Section 5.02(a).

“Go-Shop Period” has the meaning ascribed to such term in Section 5.02(a).

“Governmental Entity” means any United States or non-United States federal, state, provincial, municipal or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof, any court or arbitral body, or any securities exchange (including the NYSE American and the OTC Markets Group).

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“Healthcare Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the rules and regulations of the FDA and comparable Governmental Entities, and all other applicable Laws governing the research, development, testing, investigation, manufacture, labeling, storage or distribution of pharmaceutical or biological product candidates, including applicable requirements of current Good Laboratory Practices and Good Clinical Practices.

“Indebtedness” means, with respect to any Person, without duplication, (a) indebtedness for borrowed money, whether or not evidenced by notes, debentures or similar instruments, together with accrued and unpaid interest, premiums, penalties and fees thereon, (b) obligations under capitalized or finance leases, (c) obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (d) reimbursement obligations in respect of drawn letters of credit, and (e) guarantees of any of the foregoing obligations of any other Person.

“Intellectual Property” means all intellectual property rights arising under the Laws of any jurisdiction, including all (a) patents and patent applications, (b) trademarks, service marks, trade names and logos, together with goodwill, and registrations and applications therefor, (c) copyrights and registrations and applications therefor, (d) trade secrets, know-how, inventions, data (including nonclinical and clinical data), processes and other confidential or proprietary information, and (e) rights in software and domain names.

“Key Employees” means the individuals set forth on Schedule 5.8.

“Knowledge” means (a) with respect to Seller, the actual knowledge of Chris Ehrlich and Al Kucharchuk and (b) with respect to Buyer, the actual knowledge of Michael Young, Kent Cunningham and Nina Martinez, in each case without any obligation of independent inquiry or investigation.

“Law” means any federal, state, provincial, local, municipal or non-U.S. law (including common law), statute, ordinance, code, rule, regulation, Order or other legally binding requirement of any Governmental Entity.

“Liability” means any liability, obligation, debt or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, option, right of first refusal or charge of any kind.

“Non-Recourse Party” has the meaning ascribed to such term in Section 8.12.

“NYSE American” means the NYSE American LLC stock exchange.

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“Order” means any order, judgment, injunction, decree, writ, stipulation, determination, ruling or award, in each case entered by or with any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice, taking into account the financial condition and liquidity position of Seller and the Company as of the date hereof, and the current stage of the Company’s clinical, regulatory and development activities.

“OTCQB” means the OTCQB Venture Market operated by OTC Markets Group Inc.

“Permits” means all permits, licenses, registrations, certificates, clearances, approvals, exemptions and authorizations issued or granted by any Governmental Entity.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith and for which adequate reserves have been established, (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising in the Ordinary Course of Business for amounts not yet delinquent or that are set forth on Schedule 1.1(a), (c) restrictions on transfer arising under applicable securities Laws, (d) Liens arising under the SRX Loan Documents, (e) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (f) Liens set forth on the Disclosure Schedules, and (g) Liens that will be released or terminated at or prior to the Closing.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, joint venture, Governmental Entity or other entity of any kind.

“Preferred Stock Transaction” means the acquisition prior to the Closing (whether by purchase or exchange) by SRX of all outstanding shares of Seller Preferred Stock (other than those shares of Seller Preferred Stock which have been converted into Seller Common Stock or for which the holders of such shares of Seller Preferred Stock have agreed to convert into Seller Common Stock), in each case pursuant to agreements negotiated by SRX with the holders thereof.

“Proceeding” means any action, suit, claim, charge, audit, examination, arbitration, mediation, litigation or other proceeding, in each case by or before any Governmental Entity.

“Registration Rights Agreement” means a registration rights agreement to be entered into at the Closing between SRX and Seller, providing (i) the limited resale registration rights (including distribution to Seller’s stockholders) with respect to the Stock Consideration, (ii) providing for the filing of a registration statement under the Securities Act of 1933 as amended, by Buyer within 120 days of the Closing, and (iii) containing other usual and customary terms and conditions and otherwise in form and substances reasonably satisfactory to Seller and Buyer.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, officers, employees, consultants, contractors, agents, attorneys, accountants, investment bankers and other advisors and representatives.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” has the meaning ascribed to such term in the preamble to this Agreement.

“Seller Common Stock” means the common stock, par value $0.0001 per share, of Seller, quoted on the OTCQB.

“Seller Preferred Stock” means the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, each having a par value of $0.0001 per share, of Seller.

“Seller SEC Reports” means all statements, forms, reports and documents filed with or furnished to the SEC by Seller since January 1, 2025, together with any exhibits and schedules thereto and other information incorporated therein, as supplemented, modified or amended since the time of filing.

“Solvent” means, with respect to any Person as of any time of determination, that (a) the fair value and present fair saleable value of the assets of such Person exceeds the sum of its debts and other Liabilities (including contingent, subordinated, unmatured and unliquidated Liabilities), (b) such Person is able to pay its debts and other Liabilities as they become absolute and mature in the ordinary course, and (c) such Person is not engaged in a business or transaction for which it has unreasonably small capital.

“SRX Common Stock” means the common stock, par value $0.001 per share, of SRX.

“SRX Loan Documents” means the Secured Note, the Pledge Agreement, the Company Guaranty, and each security agreement, guaranty, financing statement and other agreement, document or instrument executed or delivered in connection with the SRX Loan, in each case as amended, restated, supplemented or otherwise modified from time to time.

“SRX Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial or otherwise) of SRX and its Subsidiaries, taken as a whole, (b) the ability of the Buyer to consummate the Transactions, or (c) the validity or issuance of the Consideration Shares; provided, however, that, in the case of clause (a), the exclusions and limitations set forth in clauses (i) through (vii) and clause (ix) of the definition of “Company Material Adverse Effect” shall apply to this definition, mutatis mutandis, including the proviso relating to materially disproportionate effects.

“SRX SEC Reports” means all statements, forms, reports and documents filed with or furnished to the SEC by SRX since January 1, 2025, together with any exhibits and schedules thereto and other information incorporated therein, as supplemented, modified or amended since the time of filing.

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“SRX Share Valuation” means the lower of (a) the closing price of a share of SRX Common Stock on the NYSE American on the trading day immediately preceding on the date of this Agreement and (b) the volume-weighted average price of a share of SRX Common Stock on the NYSE American for the twenty (20) consecutive trading days ending on (and including) such trading day.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are owned, directly or indirectly, by such Person.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Seller Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account the terms and conditions of such proposal (including the form and amount of consideration, conditionality, financing, timing and certainty of consummation, the repayment in full of the SRX Loan and release of the Liens securing the SRX Loan) and the financial condition of Seller and the Company and the interests of Seller’s stakeholders (including, in light of such financial condition, its creditors), is more favorable to Seller than the Transactions (after giving effect to any revisions to this Agreement proposed by Buyer pursuant to Section 5.2(f)) and which Acquisition Proposal (i) is not subject to third party financing, and (ii) contains a closing condition that such Acquisition Proposal shall be consummated no later than March 15, 2027 and includes provisions for payment of the Termination Fee to Buyer.

“Superior Proposal Negotiation Period” has the meaning set forth in Section 5.02(a).

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, capital, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, premium, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or other tax of any kind whatsoever imposed by a Governmental Entity, together with any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the purchase and sale of the Shares, the issuance and delivery of the Consideration, the execution and performance of the Assumption Agreement and the assumption of the Assumed Obligations and the consummation of the Preferred Stock Transactions.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or failure to act undertaken by the breaching Party with actual knowledge that such act or failure to act would constitute, or would reasonably be expected to result in, a material breach of this Agreement.

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Section 1.02  Interpretation. In this Agreement, unless the context otherwise requires: (a) words in the singular include the plural and vice versa, and words of one gender include each other gender; (b) “including” (and correlative terms) means “including without limitation”; (c) references to Articles, Sections, Exhibits and Schedules are to Articles and Sections of, and Exhibits and Schedules to, this Agreement, each of which is incorporated herein; (d) “hereof,” “herein” and “hereunder” refer to this Agreement as a whole; (e) “$” and “dollars” refer to the lawful currency of the United States; (f) references to days mean calendar days, and any deadline falling on a day that is not a Business Day shall be extended to the next Business Day; (g) references to any statute include all rules and regulations promulgated thereunder and all amendments and successors thereto; (h) references to any Contract are to such Contract as amended, restated, supplemented or otherwise modified in accordance with its terms; (i) “made available” means posted to the electronic data room maintained by or on behalf of Seller in connection with the Transactions at least two (2) Business Days prior to the date of this Agreement; (j) the headings herein are for convenience only and shall not affect interpretation; (k) the Parties have participated jointly in the negotiation and drafting of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship; (l) “or” is not exclusive; and (m) “extent” in the phrase “to the extent” means the degree to which a subject extends and does not simply mean “if.” Capitalized terms defined elsewhere in this Agreement have the meanings ascribed to them in the provisions in which they first appear.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the Shares, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws and Liens created by or through Buyer), in exchange for the Consideration.

Section 2.02 Consideration.

(a) In full consideration for the sale of the Shares, at the Closing, Buyer shall deliver or cause to be delivered to Seller aggregate consideration (collectively, the “Consideration”) consisting of:

(i) such number of shares of SRX Common Stock obtained by dividing $1,000,000.00 by the SRX Share Valuation (the “Stock Consideration”);

(ii) the forgiveness, cancellation and discharge, effective as of the Closing, of the SRX Loan and all accrued and unpaid interest, fees and expenses under the SRX Loan Documents; and

(iii) the assumption by Buyer of the Assumed Obligations.

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(b) Each Party acknowledges and agrees that (i) subject to any Superior Proposal, the Consideration constitutes reasonably equivalent value and fair consideration in exchange for the Shares, (ii) the transfer of the Shares and the delivery of the Consideration are intended by the Parties to be, and shall in fact be, substantially contemporaneous exchanges for new value, and (iii) the Transactions are being undertaken by each Party in good faith and without any intent to hinder, delay or defraud any present or future creditor or stockholder of any Person, and (iv) the sale of the Shares complies in all respects with Section 272 of the DGCL. Neither Seller, Buyer, the Company, nor any of their respective Affiliates shall at any time bring, sponsor, encourage, facilitate, or join in any action, claim, or proceeding challenging the validity or enforceability of this Agreement, the sufficiency of the Consideration, the solvency of Seller, or the determinations made by the Seller Board or the Special Committee under Section 272 of the DGCL or under fraudulent conveyance or voidable transaction laws.

(c) If, between the date of this Agreement and the Closing, the outstanding shares of SRX Common Stock are changed into a different number or class of shares by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, exchange or similar transaction, or any record date with respect to any of the foregoing occurs, then the number of shares of Stock Consideration, the SRX Share Valuation and any other dependent items shall be equitably adjusted to provide Seller the same economic effect as contemplated by this Agreement prior to such event.

Section 2.03 SRX Loan; Debt Purchases; Settlement Payments; Releases.

(a) At or prior to the Closing, Seller has applied the proceeds of all advances under the Secured Loan to pay the Continuing Creditor Obligations and for working capital purposes, in each case in accordance with the terms of the Secured Note, including without limitation, the Company Budget annexed to thereto (as may be amended by the parties from time to time prior to the Closing). As of the date of this Agreement, the Parties agree that Buyer has provided Advances (as defined under the Secured Note) in the principal amount of $2,583,535.00 (inclusive of the $200,000 Advance made on or about September 29, 2026) and the outstanding principal amount of the Secured Note is $8,249,643.77.

(b) At the Closing, the Buyer Parties shall execute and deliver to Seller (i) instruments of forgiveness, cancellation and discharge, in form and substance reasonably satisfactory to Seller, evidencing the full and irrevocable forgiveness, cancellation and discharge of the obligations under the Secured Note, including the termination of the Security Agreement and Company Guaranty, releases of all Liens on the Shares and on the assets of the Company securing such forgiven obligations, and authorization to file UCC-3 termination statements and comparable release instruments.

(c) At the Closing, Buyer shall execute and deliver the Assumption Agreement, pursuant to which Buyer shall assume, and shall agree to pay, perform and discharge when due, the Assumed Obligations. Following the Closing, Buyer shall use its commercially reasonable efforts to enter into settlement agreements with the Creditors holding Assumed Obligations or to promptly repay the amounts owed thereunder in full. Buyer hereby agrees to defend, indemnify, and hold harmless Seller and its past, present, and future officers and directors from and against any and all claims, actions, suits, proceedings, losses, liabilities, damages, judgments, settlements, costs, and expenses (including reasonable attorneys’ fees and expenses) arising out of, relating to, or resulting from the Assumed Obligations or Buyer’s failure to timely pay, satisfy, or discharge any Assumed Obligation

(d) Nothing in this Agreement shall amend, modify or supersede any Settlement Agreement, and no Creditor shall be a third-party beneficiary of this Agreement.

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Section 2.04 Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place remotely, by the electronic exchange of documents and signatures, at 10:00 a.m., New York City time, on the first (1st) Business Day following the Go-Shop End Date on which all of the conditions set forth in Article VI have been satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time, place or date as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.05 Closing Deliveries.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank (or, if the Shares are uncertificated, duly executed instruments of transfer and evidence of book-entry transfer reasonably satisfactory to Buyer);

(ii) a duly executed certificate of non-foreign status of Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(iii) written resignations, effective as of the Closing, of each director and officer of the Company designated in writing by Buyer at least three (3) Business Days prior to the Closing (other than any such Person continuing in office pursuant to Section 5.10); provided, that each such resignation shall be expressly conditioned upon, and shall take effect simultaneously with, (A) payment by Seller and delivery of written binder confirmation of the prepaid tail policy required by Section 5.09(b), and (B) the release of Liens contemplated by Section 2.03(b);

(iv) the certificate contemplated by Section 6.2(f);

(v) counterparts to each Ancillary Document to which Seller is a party, duly executed by Seller; and

(vi) a certificate of the Secretary (or equivalent officer) of Seller certifying the resolutions of the Seller Board and the Special Committee approving the Transactions and the Section 272 determinations contemplated by Section 3.2(c).

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i) evidence reasonably satisfactory to Seller of the issuance, in book-entry form, of the Stock Consideration to Seller, free and clear of all Liens (other than restrictions under applicable securities Laws and this Agreement);

(ii) the instruments of forgiveness, payoff and release contemplated by Section 2.3(b);

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(iii) evidence reasonably satisfactory to Seller that the Preferred Stock Transaction has been consummated and Buyer waives any rights to participate in any distribution of the Consideration Shares by Seller;

(iv) the Assumption Agreement, duly executed by Buyer;

(v) the Registration Rights Agreement, duly executed by SRX;

(vi) counterparts to each other Ancillary Document to which a Buyer Party is a party, duly executed by such Buyer Party;

(vii) the certificate contemplated by Section 6.3(h); and

(viii) evidence reasonably satisfactory to Seller that the shares of SRX Common Stock comprising the Stock have been approved for listing on the NYSE American, subject to official notice of issuance.

Section 2.06 Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, that the applicable withholding party shall (a) provide Seller with written notice of any intent to deduct and withhold at least five (5) Business Days prior to the Closing, including the legal basis therefor, and (b) reasonably cooperate with Seller to reduce or eliminate any such deduction or withholding. Amounts so deducted and withheld and duly remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been delivered to the Person in respect of which such deduction and withholding was made. The Parties acknowledge that, assuming delivery of the certificate described in Section 2.5(a)(ii), no such deduction or withholding is currently anticipated.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND THE COMPANY

Except as set forth in the Disclosure Schedules or as disclosed in the Seller SEC Reports (but (i) solely to the extent that any information is reasonably apparent from a review of such Seller SEC Reports, (ii) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (iii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Seller hereby represents and warrants to the Buyer Parties as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which are made only as of such date) as follows:

Section 3.01 Organization and Qualification. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of Seller and the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Seller has made available to Buyer true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company as in effect on the date hereof (the “Governing Documents” of the Company, and such term shall have a correlative meaning with respect to any other Person).

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Section 3.02 Authority; Board Approval; No Stockholder Vote Required.

(a) Seller has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and such Ancillary Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each Ancillary Document to which Seller is or will be a party has been, or upon execution will be, duly and validly executed and delivered by Seller and constitutes, or upon execution will constitute, a valid, legal and binding agreement of Seller (assuming due authorization, execution and delivery by the other parties hereto and thereto), enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and to general principles of equity (the “Enforceability Exceptions”).

(b) The Seller Board, acting upon the unanimous recommendation of the Special Committee, has duly adopted resolutions (i) determining that this Agreement, the Ancillary Documents and the Transactions are advisable, fair to and in the best interests of Seller and its stakeholders, (ii) determining that the Consideration constitutes reasonably equivalent value and fair consideration in exchange for the Shares, and (iii) approving the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents and the consummation of the Transactions, which resolutions have not been rescinded, modified or withdrawn as of the date hereof.

(c) No vote or consent of the holders of any class or series of capital stock of Seller is required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions. The Shares constitute collateral pledged to SRX pursuant to the Pledge Agreement to secure the SRX Loan; the Seller Board, acting upon the unanimous recommendation of the Special Committee, has authorized the sale of the Shares hereunder, in lieu of the exercise by SRX of its rights as a secured party, as an alternative sale of such pledged collateral that results in the reduction or elimination of the total liabilities and obligations secured thereby; the Seller Board has determined that the value of the Shares does not exceed the total amount of such liabilities and obligations being eliminated or reduced or assumed by Buyer Parties; and the Seller Board has determined that such sale is not prohibited by the DGCL, in each case in accordance with Section 272 of the DGCL.

Section 3.03 Capitalization; Title to the Shares; Subsidiaries.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, par value $0.001 per share, of which one (1) share are issued and outstanding and constitute the Shares. All of the Shares are held of record and beneficially owned by Seller, have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights or applicable securities Laws.

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(b) Except for this Agreement and the Pledge Agreement, or otherwise described in the Seller SEC Reports, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock of the Company, (ii) options, warrants, calls, subscriptions or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock or securities convertible into or exchangeable for capital stock of the Company, or (iii) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company, and there are no voting trusts, proxies or other agreements to which Seller or the Company is a party with respect to the voting or transfer of the Shares.

(c) Seller owns the Shares free and clear of all Liens, other than Liens arising under the SRX Loan Documents (which, to the extent contemplated by Section 2.3(d), will be released at the Closing) and restrictions on transfer arising under applicable securities Laws. Upon delivery of the Shares at the Closing against delivery of the Consideration, Buyer will acquire good and valid title to the Shares, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws and Liens created by or through Buyer.

(d) The Company does not have, any Subsidiaries, and the Company does not own, directly or indirectly, any equity or similar interest in any other Person.

Section 3.04 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of the Buyer Parties set forth in Article IV, no Consent of or with any Governmental Entity is required on the part of Seller or the Company in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, other than (a) filings required under applicable securities Laws, including the Exchange Act, (b) any filings required under the HSR Act or other applicable antitrust Laws, if any, and (c) such Consents the failure of which to obtain or make could not have a Company Material Adverse Effect. Except as set forth on Schedule 3.04, neither the execution and delivery by Seller of this Agreement nor the consummation of the Transactions will (i) conflict with or violate the Governing Documents of Seller or the Company, (ii) violate any Law or Order applicable to Seller or the Company, (iii) result in a breach of, constitute a default under, or give rise to any right of termination, acceleration or modification of, any Material Contract, or (iv) result in the creation of any Lien (other than Permitted Liens) upon the Shares or any material assets of the Company, except, in the case of clauses (ii) through (iv), as could not have a Company Material Adverse Effect; provided, that no representation or warranty is made pursuant to clause (iii) or (iv) with respect to any breach, default, right of termination or acceleration, cross-default or Lien arising out of or resulting from the nonpayment of any Creditor Indebtedness or other Indebtedness disclosed on Schedule 1.1(a) or Schedule 1.1(b) or the financial condition or liquidity position of Seller or the Company.

Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements of Seller (which consolidate the accounts of the Company) included in the Seller SEC Reports and the unaudited balance sheet of the Company as of September 30, 2026 and set forth on Schedule 3.05 (the “Latest Balance Sheet”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited statements, subject to normal year-end adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and results of operations of Seller and its consolidated Subsidiaries as of the dates and for the periods indicated. The Company does not prepare separate audited financial statements.

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(b) The Company has no Liabilities of a type required by GAAP to be reflected or reserved against on a balance sheet, except for Liabilities (i) reflected or reserved against in the Latest Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (iii) arising under the SRX Loan Documents, (iv) constituting the Assumed Obligations, or (v) constituting executory performance obligations under Contracts to which the Company is a party (other than obligations arising from any breach thereof).

Section 3.06 Absence of Certain Changes. Other than as described in the Seller’s SEC Reports, from January 1, 2025 through the date of this Agreement, (a) there has not occurred any Company Material Adverse Effect and (b) except in connection with the Transactions (including negotiations with Creditors, the SRX Loan and cash-preservation and payables-management measures adopted in light of the financial condition and liquidity position of Seller and the Company), the Company has conducted its business in the Ordinary Course of Business in all material respects.

Section 3.07 Litigation. Except as described in the Seller’s SEC Reports and set forth on Schedule 3.07 (which may include collection, demand and similar matters in respect of Creditor Indebtedness), as of the date of this Agreement, (a) there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against the Company that would reasonably be expected to be material to the Company, taken as a whole, or to prevent or materially impair the ability of Seller to consummate the Transactions, and (b) the Company is not subject to any outstanding material Order.

Section 3.08 Compliance with Laws; Permits.

(a) Except as described in the Seller’s SEC Reports and set forth on Schedule 3.08, the Company is, and since January 1, 2025 has been, in compliance in all material respects with all Laws applicable to the Company or the conduct of its business. The Company holds all Permits necessary for the conduct of its business as currently conducted, except where the failure to hold such Permits could not have a Company Material Adverse Effect, and, since September 30, 2025, the Company has not received any written notice from any Governmental Entity alleging any material violation of applicable Law or any material default under any Permit.

(b) None of Seller, any of its Subsidiaries, or any of their respective directors or officers, or, to the knowledge of Seller, any other Representative acting on behalf of Seller or any of its Subsidiaries, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither Seller nor any of its Subsidiaries has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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Section 3.09 Regulatory Matters.

(a) The Company holds all Permits required under applicable Healthcare Laws for the conduct of its business as currently conducted (the “Regulatory Permits”), and the Company is in compliance in all respects with the Regulatory Permits and with all applicable Healthcare Laws.

(b) All applications, submissions and other material filings made by or on behalf of the Company to the FDA or any comparable Governmental Entity, including with respect to CER-1236, were, to the Knowledge of Seller, true and complete in all material respects as of the date made (or were subsequently corrected or supplemented).

(c) The Company has not received any written notice of, and to the Knowledge of Seller no Governmental Entity is considering, any clinical hold, suspension, withdrawal, termination or material restriction of any nonclinical study or clinical trial of, or any Regulatory Permit relating to, any product candidate of the Company.

(d) All nonclinical studies and clinical trials conducted by or, to the Knowledge of Seller, on behalf of the Company have been conducted in material compliance with applicable Healthcare Laws, including applicable requirements of current Good Laboratory Practices and Good Clinical Practices (in each case as defined under applicable Healthcare Laws).

(e) Neither the Company nor, to the Knowledge of Seller, any of its officers, employees or agents (i) has been debarred or excluded, or convicted of any crime for which debarment or exclusion is mandated, under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7 or any similar Law, or (ii) has made an untrue statement of a material fact to the FDA or any comparable Governmental Entity that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities.”

Section 3.10 Intellectual Property.

(a) Schedule 3.10 sets forth, as of the date of this Agreement, all patents, patent applications, registered trademarks and other registered Intellectual Property (and applications therefor) owned or purported to be owned by the Company, and all material licenses of Intellectual Property to which the Company is a party (other than licenses for commercially available, off-the-shelf software and non-exclusive licenses granted by the Company in the Ordinary Course of Business).

(b) The Company owns, or has a valid license or other right to use, all Intellectual Property that is material to the conduct of its business as currently conducted, in each case free and clear of all Liens other than Permitted Liens.

(c) As of the date of this Agreement, (i) there are no Proceedings pending or threatened in writing against the Company alleging that the Company has infringed, misappropriated or otherwise violated the Intellectual Property of any other Person, and (ii) the conduct of the Company’s business does not infringe, misappropriate or otherwise violate, and no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company, in each case in any material respect.

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(d) Each current and former employee, consultant and contractor of the Company who has been involved in the development of Intellectual Property for the Company has executed a written agreement assigning such Person’s rights in such Intellectual Property to the Company, except as could not have a Company Material Adverse Effect. The Company has taken commercially reasonable measures to protect the confidentiality of its material trade secrets.

(e) Except as set forth on Schedule 3.10(e), the consummation of the transactions contemplated by this Agreement will not result in the material breach, material modification, material cancellation, material termination, material suspension of, or material acceleration of any payments, or require consent from or notice to any Person, with respect to (i) any Contract providing for the license or other use of Intellectual Property owned by the Company and licensed to any other Person, or (ii) any Contract providing for the license or other use of Intellectual Property licensed by the Company and owned by any other Person.

Section 3.11 Material Contracts.

(a) Schedule 3.11(a) sets forth a list, as of the date of this Agreement, of each of the following Contracts to which the Company is a party (each Contract required to be so listed, a “Material Contract”): (i) licenses of material Intellectual Property to or from the Company (other than licenses for commercially available, off-the-shelf software and non-exclusive licenses granted by the Company in the Ordinary Course of Business); (ii) Contracts with contract research organizations, clinical trial sites, contract manufacturers or material suppliers or vendors involving payments by or to the Company in excess of $100,000 in any twelve (12)-month period; (iii) Contracts evidencing outstanding Indebtedness of the Company for borrowed money; (iv) partnership, joint venture, collaboration or similar Contracts; (v) Contracts materially limiting the freedom of the Company to compete in any line of business or geographic area; (vi) Contracts between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, that will survive the Closing; and (vii) leases of real property.

(b) Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect, subject to the Enforceability Exceptions. The Company is not in material breach of or material default under any Material Contract, and, to the Knowledge of Seller, no other party to any Material Contract is in material breach thereof or material default thereunder, and the Company has not received written notice of termination of any Material Contract, in each case except (i) as set forth on Schedule 3.11(b) and (ii) for payment defaults, deferrals and delinquencies arising out of the financial condition or liquidity position of Seller or the Company, including in respect of the Creditor Indebtedness.

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Section 3.12 Tax Matters. Except as set forth on Schedule 3.12 or as would not reasonably be expected to have a Company Material Adverse Effect: (a) all income and other Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects; (b) all material Taxes due and payable by or with respect to the Company have been timely paid, other than Taxes being contested in good faith by appropriate proceedings, as disclosed on Schedule 3.12, and for which adequate reserves have been established; (c) no audit, examination or other Proceeding with respect to material Taxes of the Company is pending or has been threatened in writing; (d) there are no Liens for Taxes upon the assets of the Company other than Permitted Liens; (e) the Company has been a member of the affiliated group (within the meaning of Section 1504 of the Code) of which Seller is the common parent since January 1, 2023, and the Company has no Liability for Taxes of any other Person (other than members of such affiliated group) as a transferee or successor, by Contract (other than customary commercial Contracts entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes) or otherwise by operation of Law; (f) no waiver or extension of any statute of limitations in respect of material Taxes of the Company is in effect; and (g) the Company has complied in all material respects with applicable Laws relating to the withholding and remittance of Taxes.

Section 3.13 Employee Matters.

(a) Schedule 3.13(a) sets forth a list, as of the date of this Agreement, of all employees of the Company, including each such employee’s title, location, salary or wage, and exempt or non-exempt status.

(b) The Company is not a party to or bound by any collective bargaining agreement, and, to the Knowledge of Seller, there is no union organizing activity pending or threatened with respect to employees of the Company.

(c) Schedule 3.13(c) sets forth each material “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material compensation or benefit plan, program, policy or arrangement maintained, sponsored or contributed to by the Company or with respect to which the Company has any Liability (each, an “Employee Benefit Plan”). Each Employee Benefit Plan has been maintained and administered in material compliance with its terms and applicable Law. The Company does not maintain, sponsor, contribute to or have any Liability with respect to any defined benefit pension plan or any plan providing post-employment health or welfare benefits (other than as required by applicable Law, including COBRA).

(d) Except as set forth on Schedule 3.13(d) or as contemplated by the Employment Agreements, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with any other event) entitle any current or former employee, officer or director of the Company to any severance, change-of-control, retention, transaction or similar payment or benefit for which the Company will have Liability following the Closing, or accelerate the time of payment or vesting of any such payment or benefit.

(e) The Company has paid all wages, salaries and other compensation due and payable to its employees in material compliance with applicable Law, other than accrued or deferred compensation set forth on Schedule 1.1(a) or Schedule 3.13(e). The Company has not misclassified any Person as (i) an independent contractor or (ii) as an exempt or non-exempt service provider.

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Section 3.14 Real Property; Title to Assets. The Company does not own and has never owned any real property. Schedule 3.14 sets forth the sole lease of real property to which the Company is a party which lease expires on September 30, 2026. The Company has good title to, or a valid leasehold interest in or license to use, all material tangible personal property used in the conduct of its business, free and clear of all Liens other than Permitted Liens. Any new release property lease will be subject to Section 5.01(b).

Section 3.15 Creditors; Indebtedness; Settlement Agreements.

(a) Schedule 3.15(a) sets forth, as of the date of this Agreement, a list of the Creditors and the approximate amount of Creditor Indebtedness owed to each Creditor, in each case as reflected on the books and records of Seller and the Company.

(b) Except for the Indebtedness arising under the SRX Loan Documents, the Company has no outstanding Indebtedness for borrowed money.

Section 3.16 Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17 Insurance. The Company’s insurance policies, including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements, are in full force and effect on the date hereof and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Company would, in accordance with good business practice, customarily insure. All premiums due and payable under such insurance policies have been paid on a timely basis and the Company is in compliance in all material respects with all other terms thereof.

Section 3.18 Related Party Transactions. Except as set forth on Schedule 3.18, no Person with whom the Company is not dealing at arm’s length is a party to any Contract with the Company.

Section 3.19 Brokers. Except for Joseph Gunnar & Co., LLC, the financial advisor retained by the Seller Board in connection with the go-shop process contemplated by Section 5.2, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company.

Section 3.20 Exclusivity of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR IN ANY ANCILLARY DOCUMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLER, THE COMPANY, THE SHARES, THE BUSINESS OF THE COMPANY OR THE TRANSACTIONS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALUE, OR THE FUTURE PROSPECTS, BUDGETS, PROJECTIONS, FORECASTS OR ESTIMATES OF OR RELATING TO THE COMPANY, OR THE CLINICAL, REGULATORY OR COMMERCIAL PROSPECTS OF ANY PRODUCT CANDIDATE (INCLUDING CER-1236), WHETHER OR NOT INCLUDED IN ANY MANAGEMENT PRESENTATION, DATA ROOM OR OTHER INFORMATION MADE AVAILABLE TO THE BUYER PARTIES OR THEIR REPRESENTATIVES, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the SRX SEC Reports (but (i) solely to the extent that any information is reasonably apparent from a review of such SRX SEC Reports, (ii) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (iii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which are made only as of such date) as follows:

Section 4.01 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite limited liability company or corporate power and authority, as applicable, to own, lease and operate its properties and to carry on its business as currently conducted.

Section 4.02 Authority; No Vote Required. Buyer has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and such Ancillary Documents and the consummation of the Transactions (including the issuance of the Stock Consideration) have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each Ancillary Document to which Buyer is or will be a party has been, or upon execution will be, duly and validly executed and delivered by Buyer and constitutes, or upon execution will constitute, a valid, legal and binding agreement of Buyer (assuming due authorization, execution and delivery by the other parties hereto and thereto), enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the holders of any class or series of capital stock of Buyer is required under applicable Law, the Governing Documents of Buyer or the rules of the NYSE American in connection with the issuance of the Stock Consideration or the consummation of the Transactions, other than the consent of the holders of SRX’s outstanding preferred stock which has been, or will prior to the Closing be, obtained.

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Section 4.03 Consents and Approvals; No Violations. No Consent of or with any Governmental Entity is required on the part of Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, other than (a) filings required under applicable securities Laws, including the Exchange Act , (b) the listing application with the NYSE American contemplated by Section 5.12, and (c) such Consents the failure of which to obtain or make would not reasonably be expected to have an SRX Material Adverse Effect. Neither the execution and delivery by Buyer of this Agreement nor the consummation of the Transactions will (i) conflict with or violate the Governing Documents of Buyer, (ii) violate any Law or Order applicable to Buyer, or (iii) result in a breach of, constitute a default under, or give rise to any right of termination, acceleration or modification of, any material Contract of Buyer, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have an SRX Material Adverse Effect.

Section 4.04 Capitalization of SRX; Valid Issuance of the Consideration Shares.

(a) As of the date hereof, the authorized capital stock of Buyer consists of 5,000,000,000 shares of SRX Common Stock, of which 20,184,391 shares are issued and outstanding, and 4,000,000 shares of preferred stock, (i) of which 12,500 shares have been designated as Series B Preferred Stock and, of the shares designated as Series B Preferred Stock, 10,000 are issued and outstanding and (ii) of which 4,000 shares have been designated as Series C Preferred Stock and, of the shares designated as Series C Preferred Stock, 3,579 are issued and outstanding. All outstanding shares of capital stock of SRX have been duly authorized and validly issued and are fully paid and nonassessable.

(b) The Stock Consideration has been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws and this Agreement), will not have been issued in violation of any preemptive or similar rights, and will be issued in compliance with applicable securities Laws.

(c) The Stock Consideration issued to Seller shall be issued in a transaction exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof and/or Rule 506 of Regulation D thereunder.

Section 4.05 SEC Reports; Financial Statements; Listing.

(a) SRX has timely filed or furnished all SRX SEC Reports (or has received a valid extension of such time of filing and has filed any such SRX SEC Report prior to the expiration of any such extension) required to be filed or furnished by it with the SEC. As of their respective dates (or, if amended, as of the date of such amendment), the SRX SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of SRX included in the SRX SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited statements, subject to normal year-end adjustments and the absence of footnotes) and fairly present, in all material respects, the consolidated financial position and results of operations of SRX and its Subsidiaries as of the dates and for the periods indicated.

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(c) Neither SRX nor any of its Subsidiaries has any Liabilities of a type required by GAAP to be reflected or reserved against on a balance sheet, except for Liabilities (i) reflected or reserved against in the financial statements included in the SRX SEC Reports, (ii) incurred in the ordinary course of business since the date of the most recent balance sheet included therein, (iii) incurred in connection with the Transactions, or (iv) that would not reasonably be expected to have an SRX Material Adverse Effect.

(d) The SRX Common Stock is listed on the NYSE American, and, except as may be described in the SRX SEC Reports, SRX is in compliance in all material respects with the applicable listing and corporate governance standards of the NYSE American. There is no Proceeding pending or, to the Knowledge of SRX, threatened in writing to delist the SRX Common Stock from, or suspend trading of the SRX Common Stock on, the NYSE American, and SRX has not received any written notice of deficiency or noncompliance from the NYSE American that remains unresolved.

Section 4.06 Absence of Certain Changes. Other than as described in the SRX SEC Reports, since September 1, 2025, there has not occurred any SRX Material Adverse Effect.

Section 4.07 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer or SRX, threatened in writing against either Buyer Party that would reasonably be expected to have an SRX Material Adverse Effect or that challenge, or seek to enjoin, restrain or prevent, the Transactions, and neither Buyer Party is subject to any outstanding Order that would reasonably be expected to have an SRX Material Adverse Effect.

Section 4.08 Ownership of CERo Acquired Debt; SRX Loan. As of the date of this Agreement, all of the indebtedness under the CERo Acquired Debt and Existing SRX Debt has been consolidated into the Secured Note or with respect to the Assumed Obligations, will be assumed as set forth in the Assumption Agreement. SRX owns, beneficially and of record, the Secured Note, free and clear of all Liens, with the full right, power and authority to forgive, cancel and discharge the same at the Closing without the Consent of any other Person.

Section 4.09 Financial Capability; Solvency.

(a) (a) The obligations of Buyer under this Agreement are not subject to any condition regarding the Buyer (or its assignee’s) ability to obtain financing. The Buyer (or its permitted assignee) will have at Closing funds available to pay the Assumed Obligations as they become due and all of Buyer’s fees and expenses related to this Agreement.

(b) Immediately after giving effect to the Transactions, Buyer and the Company will be Solvent. Buyer is not entering into the Transactions with the intent to hinder, delay or defraud any present or future creditor of Seller, the Company or any other Person.

Section 4.10 Investment Purpose. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Shares and is able to bear the economic risk thereof. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, constitute “restricted securities” and may not be transferred except pursuant to an effective registration statement or an applicable exemption from registration.

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Section 4.11 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by or on behalf of either Buyer Party.

Section 4.12 Non-Reliance. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of Seller set forth in Article III (as qualified by the Disclosure Schedules) and in the Ancillary Documents, and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Company, the Shares or this Agreement, except as expressly set forth in Article III (as qualified by the Disclosure Schedules) or in the Ancillary Documents, and Buyer expressly disclaims reliance on any estimate, projection, forecast, plan, budget or other forward-looking information made available to it, whether in any management presentation, data room or otherwise.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business of the Company.

(a) During the period from the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement pursuant to Article VII (the “Interim Period”), except (i) as set forth on Schedule 5.1, (ii) as required or expressly contemplated by this Agreement or any Ancillary Document (including the Settlement Agreements and the Go-Shop process contemplated by Section 5.2), (iii) as required by applicable Law, or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed given if Buyer does not object in a reasoned writing within five (5) Business Days after a written request therefor), Seller shall cause the Company to conduct its business in the Ordinary Course of Business.

(b) Without limiting the generality of Section 5.1(a), during the Interim Period, except as described in clauses (i) through (iv) of Section 5.1(a), Seller shall cause the Company not to: (i) amend its Governing Documents; (ii) issue, sell, pledge or encumber any shares of its capital stock or any options, warrants or other rights to acquire the same (other than the pledge existing under the SRX Loan Documents); (iii) split, combine or reclassify its capital stock, or declare or pay any dividend or distribution; (iv) sell, lease, exclusively license, abandon or otherwise dispose of any material assets, other than non-exclusive licenses granted in the Ordinary Course of Business and dispositions of obsolete assets; (v) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, other than under the SRX Loan Documents; (vi) make any loans, advances or capital contributions to any other Person, other than routine advances to employees in the Ordinary Course of Business; (vii) enter into, materially amend or terminate any Material Contract; (viii) increase the compensation or benefits of any employee, other than in the Ordinary Course of Business, as required by applicable Law or an existing Employee Benefit Plan; (ix) settle any Proceeding, other than pursuant to Settlement Agreements; (x) change its methods of accounting, except as required by GAAP or applicable Law; (xi) make, change or revoke any material Tax election, settle any material Tax claim or file any material amended Tax Return, in each case other than in the Ordinary Course of Business; (xii) adopt a plan of liquidation or dissolution of the Company; or (xiii) agree or commit to do any of the foregoing.

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(c) During the Interim Period, Seller shall not sell, transfer, pledge or otherwise encumber any of the Shares, other than pursuant to the Pledge Agreement and this Agreement.

(d) Nothing in this Agreement shall give either Buyer Party, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.

Section 5.02 Go-Shop; Acquisition Proposals.

(a) Notwithstanding anything to the contrary in this Agreement, (i) during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is thirty (30) days after the date of this Agreement (such period, the “Go-Shop Period,” and the last day thereof, the “Go-Shop End Date”), Seller and its Representatives shall have the right, directly or indirectly, to: (i) solicit, initiate, facilitate and encourage any Acquisition Proposal, including by furnishing nonpublic information regarding the Company to any Person pursuant to an Acceptable Confidentiality Agreement. In the event that a Superior Proposal is received prior to expiration of the Go-Shop End Date, the Seller Board shall have a period of not more than an additional 45 days (“Superior Proposal Negotiation Period”) from the Go-Shop End Date to engage in, enter into, continue and otherwise participate in discussions and negotiations with any Person with respect to the Superior Proposal or any inquiry or proposal and to execute a definitive agreement or agreements with respect to the Superior Proposal. Seller shall promptly make available to Buyer any material nonpublic information concerning the Company that is provided to any such Person and that was not previously made available to Buyer.

(b) Seller has retained Joseph Gunnar & Co., LLC, a qualified investment bank selected by the Seller Board after review and consideration of proposals from several such banks, to conduct the go-shop process contemplated by this Section 5.2.

(c) [reserved].

(d) From the Go-Shop End Date until the earlier of the Closing and the valid termination of this Agreement, Seller shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal; (ii) furnish any nonpublic information regarding the Company to any Person in connection with or in response to any Acquisition Proposal; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; provided, however, that, at any time prior to the Closing, in response to an unsolicited bona fide written Acquisition Proposal received after the Go-Shop End Date that did not result from a material breach of this Section 5.2 and that the Seller Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, Seller may, if the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions or negotiations with such Person regarding such Acquisition Proposal.

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(e) During the Go-Shop Period, Seller shall notify Buyer within twenty-four (24) hours of Seller’s receipt of any Acquisition Proposal, which notice shall include the identity of the Person making such Acquisition Proposal and a summary of its material terms, and Seller shall keep Buyer reasonably informed on a reasonably current basis of any material developments with respect thereto.

(f) To the extent that a Superior Proposal is received by Seller prior to the Go-Shop End Date, Seller may terminate this Agreement pursuant to Section 7.1(g) prior to the expiration of the Superior Proposal Negotiation Period in order to enter into a definitive agreement providing for a Superior Proposal; provided, that (i) Seller has complied in all material respects with this Section 5.2; (ii) Seller has provided Buyer at least three (3) Business Days’ prior written notice of its intention to do so, identifying the Person making the Superior Proposal, describing its material terms and attaching the most current draft of the proposed definitive agreement therefor; (iii) during such notice period, if requested by Buyer, Seller has negotiated in good faith with Buyer regarding any revisions to the terms of this Agreement proposed by Buyer such that the Superior Proposal would cease to constitute a Superior Proposal (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice period of two (2) Business Days); (iv) at the end of such period, the Seller Board has determined in good faith, after consultation with its financial advisor and outside legal counsel (and taking into account any revisions proposed by Buyer), that such Acquisition Proposal continues to constitute a Superior Proposal; and (v) Seller pays, or causes to be paid, the applicable Termination Fee concurrently with such termination in accordance with Section 7.3.

(g) Nothing contained herein shall prevent Seller or the Seller Board from (x) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to a Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (provided, however, that any statement that could reasonably be construed as a recommendation, endorsement or approval of any tender or exchange offer shall constitute an adverse Change of Recommendation); (y) making any required disclosure to Seller’s stockholders if the Seller Board determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; or (z) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(h) Except as otherwise permitted by this Section 5.2(h), neither the Seller Board nor the Special Committee shall (i) withhold, withdraw, qualify or modify, in a manner adverse to Buyer, its approval of this Agreement and the Transactions, (ii) approve, recommend or declare advisable any Acquisition Proposal or (iii) authorize Seller to enter into any definitive agreement providing for an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any of the foregoing, a “Change of Recommendation”). Notwithstanding the foregoing, prior to Go-Shop End Date, the Seller Board or the Special Committee may effect a Change of Recommendation in response to a Superior Proposal if the Seller Board or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that Seller shall have complied in all material respects with the notice and matching-right procedures set forth in Section 5.2(f), mutatis mutandis.

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Section 5.03 Creditor Settlements; Debt Purchases; Preferred Stock Transaction; SRX Loan.

(a) [reserved].

(b) [reserved].

(c) Notwithstanding anything to the contrary in the SRX Loan Documents, during the period commencing on the date of this Agreement and ending upon the earlier of (i) five (5) business days after the Go-Shop End Date if no Superior Proposal has been received by the Seller, (ii) five (5) business days after the expiration of the Superior Proposal Negotiation Period if a Superior Proposal is received by Seller prior to the Go-Shop End Date and definitive agreements relating to such Superior Proposal have not been executed, or (iii) March 15, 2027 if a Superior Proposal has been received prior to the Go-Shop End Date and definitive agreements with relating to such Superior Proposal have been executed by the Seller prior to the expiration of the Superior Proposal Negotiation Period and have not terminated, Buyer shall not accelerate the SRX Loan, foreclose upon or exercise any remedy in respect of the Shares or any assets of the Company, or exercise any other creditor remedy under the SRX Loan Documents, in each case except (x) upon the valid termination of this Agreement or (y) in the case of a payment default under the SRX Loan Documents arising other than from Buyer’s own failure to fund.

(d) Seller shall retain and continue to be liable for all Continuing Creditor Obligations.

(e) During the period from the date of this Agreement until prior to the Closing, the Buyer shall use reasonable best efforts to consummate the Preferred Stock Transaction. The Buyer shall be responsible for negotiating and consummating the Preferred Stock Transaction, and Seller’s obligation with respect thereto shall be limited to reasonable cooperation at SRX’s expense.

Section 5.04 Registration Rights. At the Closing, if the Stock Consideration is issued to Seller in a private placement exempt from registration under the Securities Act, then SRX and Seller shall negotiate in good faith and enter into the Registration Rights Agreement, pursuant to which SRX shall agree to prepare and file with the SEC, within the time periods specified therein, one or more registration statements to permit the resale or distribution to Seller’s shareholders of the Stock Consideration, and to use commercially reasonable efforts to cause such registration statements to be declared effective and to remain effective for the periods specified therein. The Stock Consideration issued to Seller shall be issued in a transaction exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) thereof and/or Rule 506 of Regulation D thereunder.

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Section 5.05 Access to Information; Confidentiality. During the Interim Period, Seller shall afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the properties, books, records and personnel of the Company, in each case in a manner that does not unreasonably interfere with the business or operations of Seller or the Company; provided, that Seller may restrict such access to the extent reasonably necessary to (a) comply with applicable Law or the terms of any Contract, (b) preserve any attorney-client, work-product or similar privilege, or (c) protect competitively sensitive information (including in connection with the go-shop process). All information provided pursuant to this Agreement shall be subject to the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms and, notwithstanding anything therein to the contrary, shall survive any termination of this Agreement.

Section 5.06 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the Transactions as promptly as practicable, including (a) obtaining all necessary Consents from Governmental Entities and third parties, (b) making all necessary filings and submissions, and (c) executing and delivering the Ancillary Documents and the other agreements, documents and instruments contemplated hereby; provided, that no Party shall be required to pay any consideration (other than customary filing fees and its own expenses), commence any litigation or agree to any material undertaking or restriction in connection with obtaining any such Consent. Buyer shall not, and shall cause its respective Affiliates not to, take any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 5.07 Public Announcements. The initial press release, if any, with respect to the execution of this Agreement shall be a joint press release in a form agreed by the Parties. Thereafter, no Party shall issue any press release or make any public statement with respect to this Agreement or the Transactions without the prior written consent of Seller (in the case of a statement by a Buyer Party) or Buyer (in the case of a statement by Seller), except (a) as such Party reasonably determines, after consultation with outside legal counsel, is required by applicable Law or the rules of any securities exchange (including the NYSE American, the OTCQB and the SEC), in which case the disclosing Party shall, to the extent practicable and permitted by applicable Law, provide the other Parties a reasonable opportunity to review and comment in advance and shall consider any such comments in good faith, or (b) with respect to any disclosure of information concerning this Agreement or the Transactions in connection with any dispute among the Parties or the go-shop process, or that is consistent with prior public disclosures made in compliance with this Section 5.7.

Section 5.08 Employee Matters. Prior to the Closing, Buyer and the applicable Key Employees shall negotiate in good faith and, as a condition to Buyer’s obligations under Section 6.2(e), enter into the Employment Agreements, to be effective as of the Closing. Schedule 5.8 sets forth the Key Employees. Nothing in this Section 5.8 shall (a) confer upon any employee any right to continued employment, (b) be construed to establish, amend or modify any benefit or compensation plan, program, policy or arrangement, or (c) create any third-party beneficiary rights in any employee or any other Person.

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Section 5.09 Director and Officer Indemnification; Insurance.

(a) From and after the Closing, Buyer shall cause the Company to honor and fulfill, in all respects, the obligations of the Company under its Governing Documents and under any indemnification agreements in effect as of the date of this Agreement in favor of the current and former directors and officers of the Company (the “D&O Indemnitees”) with respect to acts or omissions occurring at or prior to the Closing. For a period of six (6) years after the Closing, Buyer shall cause the Governing Documents of the Company to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less favorable to the D&O Indemnitees than those in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnitees, except as required by applicable Law.

(b) At or prior to the Closing, Seller shall obtain and fully fund, from Seller’s segregated cash reserves, a fully prepaid “tail” directors’ and officers’ liability insurance policy covering the D&O Indemnitees for acts or omissions occurring at or prior to the Closing, with a customary run-off claims period commencing on the effective date thereof, on terms, conditions, retentions, and coverage limits no less favorable in the aggregate than the Company’s and Seller’s existing policies in effect as of the date hereof; provided, that such tail policy shall be bound and take effect so as to ensure continuous, uninterrupted coverage with no lapse or gap between the expiring policy period and the run-off coverage period. Buyer shall cause such tail policy to be maintained in full force and effect for its full term and shall cause all obligations of the Company thereunder to be honored.

(c) The obligations under this Section 5.9 shall survive the Closing, are intended to benefit the D&O Indemnitees (each of whom shall be a third-party beneficiary of this Section 5.9) and shall be binding on all successors and assigns of Buyer and the Company.

Section 5.10 Amendment to Secured Note. Within five (5) business days of the date hereof, Buyer shall execute and deliver an amendment to the Secured Note, in form and substance reasonably satisfactory to Seller, extending the Maturity Date (as defined in the Secured Note) to the date that is five (5) business days following the earlier of the Closing Date or the valid termination of this Agreement pursuant to Article VII.

Section 5.11 Lock-Up; Transfer Restrictions; Legend Removal.

(a) For the period of one hundred eighty (180) days following the Closing (the “Lock-Up Period”), Seller agrees not to offer, sell, contract to sell, hypothecate, pledge, distribute or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) with respect to, any shares of SRX Common Stock or securities convertible, exchangeable or exercisable into, shares of SRX Common Stock beneficially owned, held or hereafter acquired by Seller, including, without limitation, the Stock Consideration.

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(b) Certificates or book-entry positions representing the Stock Consideration may bear customary restrictive legends referencing the Securities Act and this Section 5.11. SRX shall, and shall instruct its transfer agent to, remove such legends and restrictions promptly (and in any event within two (2) Business Days) upon the request of the applicable holder at such time as such legend or restriction is no longer required under applicable securities Laws, including following the expiration of the Lock-Up Period and satisfaction of the applicable conditions of Rule 144 under the Securities Act (including, where applicable, the six (6)-month holding period thereunder) or the effectiveness of a resale registration statement, in each case subject to delivery of customary representation letters and, if reasonably required, an opinion of counsel.

Section 5.12 Reserved.

Section 5.13 Conduct of SRX and Buyer. During the Interim Period, except as required by applicable Law or with the prior written consent of Seller, neither Buyer Party shall (a) effect any stock split, reverse stock split, stock dividend, reclassification, recapitalization or similar transaction with respect to the SRX Common Stock without making the equitable adjustment contemplated by Section 2.2(c), (b) amend its Governing Documents in a manner that would adversely affect the rights, preferences or privileges of the Consideration Shares or the holders thereof, (c) take any action that would reasonably be expected to result in the delisting of the SRX Common Stock from the NYSE American, or (d) agree or commit to do any of the foregoing.

Section 5.14 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by the Seller. The Party required by applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes, and the other Parties shall reasonably cooperate with respect thereto.

(b) Buyer shall not, and shall not permit the Company to, make an election under Section 338 of the Code (or any comparable provision of state, local or non-U.S. Law) with respect to the purchase and sale of the Shares without the prior written consent of Seller.

(c) The Parties shall reasonably cooperate, and shall cause their respective Affiliates reasonably to cooperate, in connection with the filing of Tax Returns and any audit, examination or other Proceeding with respect to Taxes relating to the Company, including by furnishing or making available records, information and personnel as reasonably requested.

Section 5.15 Notification of Certain Matters. During the Interim Period, each Party shall give prompt written notice to the other Parties of (a) any notice or other communication received by such Party from any Governmental Entity or any third party alleging that the Consent of such Person is or may be required in connection with the Transactions, or any material objection to the Transactions, (b) the commencement of any Proceeding against such Party that relates to the Transactions, and (c) the occurrence of any event that would reasonably be expected to cause any condition set forth in Article VI not to be satisfied; provided, that the delivery of any such notice shall not (i) cure any breach or prevent the failure of any condition, or (ii) limit the remedies available to the Party receiving such notice.

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Section 5.16 Further Assurances. From time to time, whether before, at or after the Closing, each Party shall, at the reasonable request of another Party and at the requesting Party’s expense, execute and deliver such additional agreements, documents and instruments and take such further actions as may be reasonably necessary to consummate and give effect to the Transactions, including (in the case of the Buyer Parties) the filing of UCC-3 termination statements and other release instruments contemplated by Section 2.4(d).

Section 5.17 Mutual Release.

(a) Effective as of the Closing, Buyer, on behalf of itself, its Affiliates, and its and their respective successors and assigns, and Buyer causing the Company to act on behalf of itself and its successors and assigns, hereby irrevocably, unconditionally, and fully releases, acquits, and forever discharges Seller and each of Seller’s and the Company’s past, present, and future directors, officers, managers, and employees from any and all charges, complaints, claims, Liabilities, obligations, promises, agreements, causes of action, damages, losses, costs, and expenses (including reasonable legal fees), of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity (collectively “Claims”), arising out of, relating to, or concerning their capacity as directors, officers, or employees of the Company or Seller occurring at or prior to the Closing.

(b) Effective as of the Closing, Seller, on behalf of itself, its Affiliates, and its successors and assigns hereby irrevocably, unconditionally, and fully releases, acquits, and forever discharges each of Buyer’s and the Company’s past, present, and future directors, officers, managers, and employees from any and all Claims arising out of, relating to, or concerning their capacity as directors, officers, or employees of the Company or Buyer occurring at or prior to the Closing.

(c) Notwithstanding anything contained herein to the contrary, nothing in this Section 5.17 shall release, impair, or discharge any Claims (i) arising out of or resulting from any breach of this Agreement or any Ancillary Document, (ii) arising out of Fraud, willful misconduct, or criminal acts, or (iii) arising under any employment agreement, consulting agreement, or restrictive covenant agreement entered into between Buyer, the Company and any individual referred to in this Section 5.17 at or following the Closing.

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ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions are subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by all Parties, at or prior to the Closing, of each of the following conditions:

(a) no Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains or otherwise prohibits the consummation of the Transactions; and

(b) each Consent set forth on Schedule 6.1(d) shall have been obtained and be in full force and effect, and any waiting period (and extension thereof) applicable to the Transactions under any applicable antitrust Law shall have expired or been terminated.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer, at or prior to the Closing, of each of the following additional conditions:

(a) the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority; Board Approval; No Stockholder Vote Required), Section 3.3 (Capitalization; Title to the Shares; Subsidiaries) and Section 3.16 (Brokers) (the “Seller Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be so true and correct as of such date), and (ii) each of the other representations and warranties of Seller set forth in Article III shall be true and correct (without giving effect to any materiality, “Company Material Adverse Effect” or similar qualification contained therein, other than in Section 3.5(b) and the defined term “Material Contract”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be so true and correct as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(d) the holders of the Seller’s Series A Convertible Preferred Stock, par value $0.0001 per share, shall have converted into Seller Common Stock or shall have waived its rights pursuant to Sections 9(c), 10, 11(b), and 17(b) through (f) of the Series A Preferred Stock Certificate of Designations of Rights and Preferences of the Series A Convertible Preferred Stock with respect, and consented, to the consummation of the Transactions; and

(e) Seller shall have obtained the tail insurance binder confirmation as provided in Section 5.09(b);

(f) Seller shall have delivered, or be ready, willing and able to deliver, the items required to be delivered by Seller pursuant to Section 2.5(a); and

(g) Buyer shall have received a certificate, dated as of the Closing Date and signed by an executive officer of Seller, certifying that the conditions set forth in Sections 6.2(a)-(c) have been satisfied.

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Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Seller, at or prior to the Closing, of each of the following additional conditions:

(a) (i) the representations and warranties of the Buyer Parties set forth in Section 4.1 (Organization), Section 4.2 (Authority; No Vote Required), Section 4.4 (Capitalization of SRX; Valid Issuance of the Consideration Shares), Section 4.8 (Ownership of CERo Acquired Debt; SRX Loan) and Section 4.12 (Brokers) (the “Buyer Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be so true and correct as of such date), and (ii) each of the other representations and warranties of the Buyer Parties set forth in Article IV shall be true and correct (without giving effect to any materiality, “SRX Material Adverse Effect” or similar qualification contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be so true and correct as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, an SRX Material Adverse Effect;

(b) each Buyer Party shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) since the date of this Agreement, there shall not have occurred and be continuing any SRX Material Adverse Effect;

(d) SRX shall have funded all advances due under the Secured Advances prior to the Closing in accordance with the SRX Loan Documents and Buyer shall not have accelerated the SRX Loan or exercised any remedy in respect of the Shares or the assets of the Company in violation of Section 5.03(c);

(e) SRX shall have executed and delivered the Registration Rights Agreement;

(f) the Buyer Parties shall have delivered, or be ready, willing and able to deliver, the items required to be delivered by the Buyer Parties pursuant to Section 2.5(b);

(g) the Preferred Stock Transaction shall have been consummated, and Seller shall have received evidence reasonably satisfactory to Seller of such consummation; and

(h) Seller shall have received a certificate, dated as of the Closing Date and signed by an executive officer of each Buyer Party, certifying that the conditions set forth in Sections 6.3(a)-(f) have been satisfied.

Section 6.04 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use the efforts required by this Agreement to consummate the Transactions.

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ARTICLE VII
TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Closing, as follows:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, by written notice to the other, if the Closing shall not have occurred on or before the later of (i) December 15, 2026 or (ii) March 15, 2027 in the event that Seller has timely received a Superior Proposal which has not been consummated or is terminated prior to March 15, 2027 (the “Outside Date”); provided, that the right to terminate under this Section 7.1(b) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by either Seller or Buyer, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law or Order permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Law or Order shall have become final and nonappealable; provided, that the right to terminate under this Section 7.1(c) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of such Law or Order;

(d) [Reserved.]

(e) by Buyer, by written notice to Seller, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is not cured within thirty (30) days after Seller’s receipt of written notice thereof (or, if earlier, the Outside Date); provided, that Buyer shall not have the right to terminate under this Section 7.1(e) if either Buyer Party is then in material breach of this Agreement such that the conditions in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(f) by Seller, by written notice to Buyer, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (including any failure of SRX to fund the SRX Loan or to deliver the Consideration as and when required), which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is not cured within thirty (30) days after Buyer’s receipt of written notice thereof (or, if earlier, the Outside Date); provided, that Seller shall not have the right to terminate under this Section 7.1(f) if Seller is then in material breach of this Agreement such that the conditions in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(g) by Seller, by written notice to Buyer, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.2(f); provided, that Seller shall have complied with the requirements of Section 5.2(f) and shall pay, or cause to be paid, the applicable Termination Fee in accordance with Section 7.3 concurrently with or prior to such termination; and

(h) by Buyer, by written notice to Seller, if Seller shall have breached Section 5.2 or the Seller Board or the Special Committee shall have effected a Change of Recommendation.

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Section 7.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force or effect, and there shall be no Liability on the part of any Party or its Representatives under this Agreement, except that (a) the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article VIII shall survive such termination, and (b) no such termination shall relieve any Party from Liability for Fraud or any Willful Breach of this Agreement occurring prior to such termination. For the avoidance of doubt, subject to Section 7.3(e), the payment of any Termination Fee, if and when payable in accordance with Section 7.3, shall not limit any remedy available for Fraud or Willful Breach.

Section 7.03 Termination Fees; Expense Reimbursement.

(a) If this Agreement is terminated by Seller pursuant to Section 7.1(g), or by Buyer pursuant to Section 7.1(h), then Seller shall pay, or cause to be paid, to Buyer (or its designee) a termination fee (the “Termination Fee”) equal to: (i) if such termination is in connection with a definitive agreement entered into in connection with a Superior Proposal, $750,000 (the “Go-Shop Termination Fee”); or (ii) in any other case, $750,000 (the “Standard Termination Fee”). In no event shall Seller be required to pay the Termination Fee on more than one occasion.

(b) If (i) this Agreement is terminated by Seller or Buyer pursuant to Section 7.1(b) or by Buyer pursuant to Section 7.1(e), (ii) at or prior to the time of such termination (or, in the case of Section 7.1(b), after the date of this Agreement) a bona fide Acquisition Proposal shall have been publicly disclosed or otherwise communicated to Seller and not withdrawn, and (iii) within twelve (12) months after such termination Seller enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then Seller shall pay, or cause to be paid, to Buyer the Standard Termination Fee concurrently with the earlier of the entry into such definitive agreement and the consummation of such transaction (less any Expense Reimbursement previously paid pursuant to Section 7.3(c)).

(c) If this Agreement is terminated by Buyer pursuant to Section 7.1(e), then Seller shall reimburse Buyer for their reasonable and documented out-of-pocket fees and expenses incurred in connection with the Transactions, up to a maximum of $100,000 (the “Expense Reimbursement”); any Expense Reimbursement paid shall be credited against, and shall reduce, any Termination Fee subsequently payable pursuant to Section 7.3(a) or Section 7.3(b).

(d) If this Agreement is terminated by Seller pursuant to Section 7.1(f) under circumstances in which Buyer failed to fund the SRX Loan or deliver the Consideration when all conditions to Buyer obligations have been satisfied, then SRX shall pay, or cause to be paid, to Seller a reverse termination fee equal to $750,000 (the “Reverse Termination Fee”); provided, that Seller may elect, in lieu of receiving the Reverse Termination Fee, to pursue the remedy of specific performance in accordance with Section 8.10, but Seller may not both retain the Reverse Termination Fee and obtain specific performance requiring the Closing to occur.

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(e) Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement. Any Termination Fee, Reverse Termination Fee or Expense Reimbursement payable hereunder shall be paid by wire transfer of immediately available funds within two (2) Business Days after the date of the applicable termination (or, in the case of Section 7.3(b), when due thereunder). Except in the case of Fraud or Willful Breach, in the event that a Termination Fee or the Reverse Termination Fee becomes payable and is paid to the party entitled thereto in accordance with this Section 7.3, such payment shall constitute liquidated damages and the sole and exclusive remedy of the receiving party and its Affiliates against the paying party and its Affiliates and their respective Representatives in respect of this Agreement and the Transactions, and upon payment thereof no such Person shall have any further Liability relating to or arising out of this Agreement or the Transactions. If a Party fails to timely pay any amount due under this Section 7.3 and, in order to obtain such payment, the other Party commences a Proceeding that results in a judgment for such amount, the defaulting Party shall pay the other Party’s reasonable and documented costs and expenses in connection with such Proceeding, together with interest on such amount at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally, (b) when sent by email (with confirmation of transmission and no bounce-back or error message), (c) one (1) Business Day after being sent by a nationally recognized overnight courier, or (d) three (3) Business Days after being mailed by certified or registered mail (return receipt requested), in each case to the applicable Party at the following addresses (or such other address as a Party may designate by notice given in accordance with this Section 8.1):

if to Seller, to:

CERo Therapeutics Holdings, Inc.

201 Haskins Way, Suite 200, South San Francisco, CA 94080

Attention: Chris Erlich

Email: chris@cero.bio

with a copy (which shall not constitute notice) to:

Moritt Hock & Hamroff LLP

400 Garden City Plaza, 2nd Floor

Garden City, NY 11530

Attention: Brian C. Daughney; Dennis O’Rourke

Email: bdaughney@moritthock.com ; dorourke@moritthock.com ; and

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if to a Buyer Party, to:

SRX Global Inc.,

801 US Highway 1

North Palm Beach, Florida 33408,

Attention: Michael Young

Email: myoung@cottcap.com;

with a copy (which shall not constitute notice) to:

Meister Seelig & Schuster PLLC,

125 Park Ave., 7th Floor

New York, NY 10017

Attention: Louis Lombardo

Email: LL@mss-pllc.com

Section 8.02 Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Disclosure Schedules, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, representations and warranties, both written and oral, among the Parties with respect thereto, including the letter of intent between Seller and Buyer dated May 22, 2026 (except that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms). This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties, except that Buyer may assign its right to acquire the Shares to any controlled Subsidiary of Buyer without the consent of Seller; provided, that no such assignment shall relieve Buyer of any of its obligations hereunder. Any purported assignment in violation of this Section 8.2 shall be void.

Section 8.03 Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the Parties. Any waiver of any provision of this Agreement shall be effective only if set forth in a written instrument signed by the Party against whom such waiver is to be effective. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise of such right or any other right.

Section 8.04 Third-Party Beneficiaries. Except for (a) the D&O Indemnitees with respect to Section 5.09, (b) the Non-Recourse Parties with respect to Section 8.12, and (c) the past, present, and future officers and directors of Seller, Buyer and the Company with respect to Section 5.17 (each of whom is intended to be, and shall be, an express third-party beneficiary of such sections and entitled to enforce the provisions thereof directly), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

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Section 8.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in a mutually acceptable manner.

Section 8.06 Expenses. Except as otherwise expressly provided in this Agreement (including Section 5.9(b), Section 5.12, Section 5.14(a) and Section 7.3), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Transactions are consummated.

Section 8.07 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.08 Jurisdiction; Venue. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines to accept or lacks subject matter jurisdiction, any state or federal court sitting in the State of Delaware) in respect of any Proceeding arising out of or relating to this Agreement or the Transactions, irrevocably waives any objection to the laying of venue in any such court and any claim that any such Proceeding has been brought in an inconvenient forum, and agrees that service of process in any such Proceeding may be effected in the manner provided for the giving of notices in Section 8.1.

Section 8.09 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING.

Section 8.10 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of actual damages and without any requirement to post any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity (subject to Section 7.3(e) to the extent applicable). Each Party waives any defense that a remedy at law would be adequate.

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Section 8.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by email (including PDF) or other electronic transmission, or by any electronic signature complying with the U.S. federal ESIGN Act or the Delaware Uniform Electronic Transactions Act, shall be as effective as delivery of a manually executed counterpart.

Section 8.12 No Recourse. Notwithstanding anything to the contrary in this Agreement, all claims, obligations, Liabilities or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, may be made only against the Persons that are expressly identified as Parties to this Agreement. No Person who is not a Party, including any past, present, or future director, officer, manager, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, or Representative of any Party (each, a “Non-Recourse Party”), shall have any Liability (whether in contract, in tort, under applicable securities Laws, under the Uniform Voidable Transactions Act or other fraudulent conveyance Law, for common law fraud, or otherwise) for any obligations or Liabilities of the Parties, or for any claim based on, in respect of, or by reason of the Transactions or the evaluation thereof.

Section 8.13 Disclosure Schedules. The Disclosure Schedules are incorporated into and form a part of this Agreement. Any matter disclosed in any section of the Disclosure Schedules shall be deemed disclosed with respect to any other section of the Disclosure Schedules or any representation or warranty to which its relevance is reasonably apparent on its face. The inclusion of any item in the Disclosure Schedules shall not be deemed an admission that such item is material, that such item is required to be disclosed, or that such item establishes any standard of materiality, and shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect” or any similar term. Headings in the Disclosure Schedules are for convenience only.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER:
CERO THERAPEUTICS HOLDINGS, INC.

By:
Name:	Chris Ehrlich
Title:	Chief Executive Officer

BUYER:
SRX GLOBAL, INC.

By:
Name:	Kent Cunningham
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

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